Exhibit 99.1

NEWS RELEASE

CSL04011
07/15/04

(CSL)   Carlisle Companies Reports Record Quarterly and Six Month Sales and Earnings

CHARLOTTE, NORTH CAROLINA, July 15, 2004…Carlisle Companies Incorporated (NYSE:CSL) reported earnings of $39.2 million, or $1.25 per diluted share from continuing operations in the second quarter 2004, compared to $28.8 million or $0.94 per diluted share from continuing operations in the second quarter 2003.  Net earnings of $37.4 million, or $1.19 per diluted share, were 31% above the second quarter 2003 and included $1.8 million or $0.06 per diluted share of losses from discontinued operations.  Net earnings for the second quarter 2003 were $28.6 million or $0.93 per diluted share, which included $0.2 million or $0.01 per diluted share of earnings from discontinued operations.

Net sales of $640.7 million in the second quarter were 17% over second quarter 2003 net sales of $545.8 million.  Carlisle set net sales and earnings records for the quarter and the first six months of the year.  Organic net sales growth of $93.3 million or 17% in the second quarter 2004 accounted for significantly all of the increase over the second quarter 2003 and included $2.9 million of favorable changes in foreign currency rates.  The impact of foreign currency rates on net earnings was negligible. The growth in net sales was primarily attributable to the Construction Materials, General Industry and Industrial Components segments.  Acquisitions contributed $4.7 million of the growth in the second quarter 2004 net sales, partially offset by $3.1 million in divestitures.

Net sales of $1.19 billion for the six month period ended June 30, 2004 were 18% above the first six months 2003 net sales of $1.01 billion.  Earnings of $64.2 million, or $2.05 per diluted share from continuing operations in the first half of 2004, compared to $45.9 million or $1.50 per diluted share from continuing operations in the first half of 2003.  Net earnings in the first half of 2004 of $61.1 million or $1.95 per diluted share were 34% above the same period in 2003 and included $3.1 million in losses from discontinued operations compared to $45.6 million or $1.49 per diluted share realized in the first six months of 2003, which included $0.3 million or $0.01 per diluted share in losses from discontinued operations.

Earnings from continuing operations in the second quarter 2004 included a $0.01 per diluted share charge related to plant closure and severance costs, compared to a $0.03 per diluted share charge in the second quarter 2003.  Earnings from continuing operations for the first half of 2004 included a $0.06 per diluted share charge for plant closure and severance costs, compared to a $0.04 per diluted share charge in the first half of 2003.

Richmond McKinnish, Carlisle’s President and CEO said, “Our strong organic sales growth in the second quarter is very encouraging, however, we were somewhat disappointed in our earnings performance.  Although we have been able to obtain selling price increases in many of the markets we serve, we have been unable to fully offset the continuing steep rise in raw material costs during the quarter.  Actions are underway to obtain future selling price increases.  In spite of the raw material challenge, we are confident that Carlisle will continue to experience earnings improvement in the second half of the year and are therefore increasing guidance for continuing operations to $3.50 to $3.60 per diluted share.”

Acquisitions

On June 30, 2004, Carlisle announced the acquisition of the specialty tire and wheel business of Trintex Corporation, North America’s leading manufacturer of semi-pneumatic tires and wheels for the lawn and garden and industrial markets.  Trintex sales in 2003 were approximately $33 million.  Trintex’s positive addition to Carlisle’s portfolio extends our product line offering to the specialty tire and wheel markets.  This acquisition is included in the Industrial Components segment as part of Carlisle Tire & Wheel’s operations.

Second Quarter Segment Results

The following segment discussion excludes the impact of discontinued operations.

Industrial Components net sales in the second quarter 2004 of $195.5 million were 13% above $172.6 million in the second quarter 2003.  Second quarter 2004 net sales at Carlisle Tire & Wheel Company were 13% above the second quarter 2003 as a result of increased sales across all product lines, with most of the increase attributable to sales of ATV tires and wheels, styled wheels and commercial lawn care products.  Power Transmission net sales were 13% above the second quarter 2003 with most of the sales improvement in the lawn and grounds care, agricultural, recreational and international sales markets.  Second quarter 2004 earnings before interest and income taxes (“EBIT”) of $21.9 million were 9% above $20.1 million in the second quarter 2003.  The earnings results were disappointing and reflect the increases for steel in the wheel business and oil-based commodities used in the tire manufacturing process.  Selling price increases have been implemented at Carlisle Tire & Wheel, but the financial impact of the increases has not been sufficient to fully offset the continuing rise in raw material costs occurring in the global economy.

Construction Materials net sales of $187.5 million in the second quarter were 21% above the second quarter 2003 net sales of $154.4 million with improved sales in all product lines, especially in North American sales of commercial roofing, which accounted for approximately two-thirds of the increase in net sales.  Second quarter 2004 EBIT of $28.0 million was 27% above the second quarter 2003 EBIT of $22.0 million.  The second quarter 2004 EBIT includes a 23% increase in earnings at Carlisle SynTec, and a $1.1 million improvement in earnings at Carlisle’s European roofing joint venture (“Icopal”).  The improvement in EBIT at Carlisle SynTec was primarily due to the significant increase in net sales.  Gains on insurance recoveries of $1.9 million in the second quarter 2004 and $2.1 million in the second quarter 2003 related to fires at two small coatings and waterproofing manufacturing plants at Carlisle SynTec.

Automotive Components net sales of $50.3 million in the second quarter 2004 were 3% above the second quarter 2003 of $48.9 million.  Although North American vehicle production was down in the second quarter 2004 versus the second quarter 2003, new programs at a few of Carlisle Engineered Products’ major automotive customers accounted for the increase in net sales.  The $(2.0) million EBIT loss in the second quarter 2004 compares to earnings of $2.6 million in the second quarter 2003.  Approximately $3.4 million in losses for the segment were the result of excess manufacturing and inspection costs caused by the transfer of defective tooling provided by a customer as part of their supply program.  Negotiations with the customer are ongoing and a resolution is expected.

Transportation Products net sales of $40.0 million were 20% above second quarter 2003 net sales of $33.2 million.  The improvement in net sales was across most product lines with most of the increase in shipments of large construction trailers, pneumatic bulk trailers, steel dump and live-bottom trailers.  Selling price surcharges were implemented in March 2004, which offset approximately half of the raw material price increases in the second quarter 2004.  EBIT of $2.5 million was 67% above the second quarter 2003.  The earnings improvement was primarily the result of increased sales, a favorable sales mix, selling price increases and lower manufacturing costs due to improved efficiencies on higher production volume.

Second quarter 2004 net sales in the Specialty Products segment of $37.7 million were 4% above $36.4 million in the second quarter 2003.  The sales increase was driven by demand in the OEM and aftermarket for braking systems for off-highway and industrial equipment products.  Segment EBIT of $4.1 million was 141% above $1.7 million in the second quarter 2003.  The earnings improvement was primarily the result of improved manufacturing efficiencies and lower selling and administrative expenses.

General Industry net sales of $129.7 million in the second quarter were 29% above $100.3 million in the second quarter 2003.  Net sales at Carlisle Process Systems were 81% above the second quarter 2003 as a result of increased purchases of cheese and powder capital equipment by dairy and food processors and the impact of a $70.0 million project for a new cheese and whey production facility in Clovis, New Mexico.  Carlisle FoodService net sales were 23% over the second quarter 2003 with 62% of the increase attributable to the acquisition of Flo-Pac in the second quarter 2003.  Tensolite net sales were 26% above the second quarter 2003 due to increased sales in all their product lines, with most of the increase in sales of high density/high speed, RF/Microwave and general assembly products.  Carlisle Walker net sales in the second quarter 2004 were 7% below the second quarter 2003 as a result of lower sales in the equipment group.  Johnson Truck Bodies net sales in the second quarter were consistent with last year as the demand for insulated temperature controlled truck bodies and trailers is equivalent to prior year levels.

Segment EBIT of $12.2 million was significantly higher than $2.2 million recorded in the second quarter 2003 as most of the operations in this segment improved their earnings performance.  The increase was primarily the result of earnings improvement at Carlisle Process Systems, Carlisle Walker and Tensolite.

Discontinued Operations

In accordance with FAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” Carlisle has identified the assets associated with three operations in the Industrial Components, Automotive Components, and General Industry segments as discontinued operations.  The discontinued operations include the Trenton, South Carolina operation of Carlisle Tire & Wheel Company which is reported in the Industrial Components segment, the rubber operations of Carlisle Engineered Products in the Automotive Components segment, and the pottery business that is part of Carlisle FoodService in the General Industry segment.  Carlisle is actively marketing the operations and conducting other actions required to complete the plan to sell the assets.

Losses from discontinued operations in the second quarter 2004 were $1.8 million compared to losses of $0.2 million in the second quarter 2003.  Losses from discontinued operations for the six months ended June 30 were $3.1 million in 2004 and $0.3 million in 2003.

Cash Flow

Cash flow from continuing operations of $56.7 million in the first six months of 2004 was above $31.8 million realized in the same period in 2003.  The improvement in operating cash flows was driven exclusively by increased utilization of the securitization program.  Increased working capital to support increased revenues more than offset the cash generated from improved results.  Cash used in investing activities was $53.9 million in the first half of 2004 compared to $49.3 million in the first half of 2003 and includes the acquisition of Trintex in June 2004.  Capital expenditures of $35.8 million were substantially above $17.6 million in the first half of 2003 as a result of new production plants for coating and waterproofing products and insulation products for the Construction Materials segment.  Proceeds from the sale of investments, property and equipment include the sale of properties acquired in the acquisition of Flo-Pac.

Backlog

The June 30, 2004 backlog from continuing operation of $403 million was 31% above $307 million at June 30, 2003 and was below $427 million at March 31, 2004.  Most segments, especially General Industry and Construction Materials, reported a higher backlog position compared to the second quarter 2003.  The decrease in backlog from the first quarter was due to percentage of completion billings in the General Industry segment at Process Systems and due to the seasonality of orders.

Conference Call and Webcast

The company will discuss second quarter results on a conference call for investors on Thursday, July 15, 2004 at 11:00 a.m. EDT.  The call may be accessed live at http://www.carlisle.com/financials/webcast.html, or the taped call may be listened to at any time shortly following the live call at the same website location until July 29, 2004.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, foodservice, data transmission, process systems and automotive industries.

CONTACT:	Carol P. Lowe
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

June 30, 2004

FINANCIAL RESULTS

(In millions, except per share data)

	Second Quarter			Six Months
	2004	2003*	% Change	2004	2003*	% Change
Net sales	$640.7	$545.8	17%	$1,194.1	$1,012.8	18%

Income from continuing operations, net of tax	$39.2	$28.8	36%	$64.2	$45.9	40%
Loss from discontinued operations, net of tax	$(1.8)	$(0.2)	-645%	$(3.1)	$(0.3)	-1025%
Net income	$37.4	$28.6	31%	$61.1	$45.6	34%

Basic earnings per share
Continuing operations	$1.26	$0.94	34%	$2.07	$1.50	38%
Discontinued operations	$(0.06)	$(0.01)	-500%	$(0.10)	$(0.01)	-900%
Net income	$1.20	$0.93	29%	$1.97	$1.49	32%

Diluted earnings per share
Continuing operations	$1.25	$0.94	33%	$2.05	$1.50	37%
Discontinued operations	$(0.06)	$(0.01)	-500%	$(0.10)	$(0.01)	-900%
Net income	$1.19	$0.93	28%	$1.95	$1.49	31%

SEGMENT FINANCIAL DATA

(In millions)

Second Quarter

	2004			2003*
	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Industrial Components	$195.5	$21.9	11.2%	$172.6	$20.1	11.6%
Construction Materials	187.5	28.0	14.9%	154.4	22.0	14.2%
Automotive Components	50.3	(2.0)	-4.0%	48.9	2.6	5.3%
Transportation Products	40.0	2.5	6.3%	33.2	1.5	4.5%
Specialty Products	37.7	4.1	10.9%	36.4	1.7	4.7%
General Industry	129.7	12.2	9.4%	100.3	2.2	2.2%
Subtotal	$640.7	$66.7	10.4%	$545.8	$50.1	9.2%
Corporate	—	(4.4)		—	(3.5)
Total	$640.7	$62.3	9.7%	$545.8	$46.6	8.5%

Six Months

	2004			2003*
	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Industrial Components	$387.6	$44.6	11.5%	$336.0	$39.2	11.7%
Construction Materials	310.3	34.6	11.2%	252.8	28.3	11.2%
Automotive Components	100.5	0.4	0.4%	98.8	5.2	5.3%
Transportation Products	72.7	3.5	4.8%	61.3	2.3	3.8%
Specialty Products	69.5	6.5	9.4%	68.0	3.1	4.6%
General Industry	253.5	21.9	8.6%	195.9	7.8	4.0%
Subtotal	$1,194.1	$111.5	9.3%	$1,012.8	$85.9	8.5%
Corporate	—	(8.6)		—	(9.0)
Total	$1,194.1	$102.9	8.6%	$1,012.8	$76.9	7.6%

* 2003 figures have been revised to exclude discontinued operations

CARLISLE COMPANIES INCORPORATED

Consolidated Statement of Earnings

For the periods ended June 30

(In thousands except per share data)

	Second Quarter			Six Months
	2004	2003*	% Change	2004	2003*	% Change
Net sales	$640,660	$545,794	17.4%	$1,194,111	$1,012,793	17.9%
Cost and expenses:
Cost of goods sold	518,055	444,650	16.5%	965,560	821,729	17.5%
Selling and administrative expenses	57,771	53,397	8.2%	114,493	105,049	9.0%
Research and development expenses	5,085	4,819	5.5%	10,193	9,624	5.9%
Other (income) & expense, net	(2,579)	(3,631)	-29.0%	942	(543)	-273.5%

Earnings before interest & income taxes	62,328	46,559	33.9%	102,923	76,934	33.8%

Interest expense, net	4,243	3,239	31.0%	7,846	7,869	-0.3%

Earnings before income taxes	58,085	43,320	34.1%	95,077	69,065	37.7%

Income taxes	18,877	14,512	30.1%	30,900	23,136	33.6%

Income from continuing operations	39,208	28,808	36.1%	64,177	45,929	39.7%
% of Net Sales	6.1%	5.3%		5.4%	4.5%

Loss from discontinued operations, net of tax	(1,849)	(248)	-645.4%	(3,091)	(275)	-1025.4%

Net Income	$37,359	$28,560	30.8%	$61,086	$45,654	33.8%

Basic earnings per share
Continuing operations	$1.26	$0.94	34.0%	$2.07	$1.50	38.0%
Discontinued operations	(0.06)	(0.01)	-500.0%	(0.10)	(0.01)	-900.0%
Basic earnings per share	$1.20	$0.93	29.0%	$1.97	$1.49	32.2%

Diluted earnings per share
Continuing operations	$1.25	$0.94	33.0%	$2.05	$1.50	36.7%
Discontinued operations	(0.06)	(0.01)	-500.0%	(0.10)	(0.01)	-900.0%
Diluted earnings per share	$1.19	$0.93	28.0%	$1.95	$1.49	30.9%

Average shares outstanding (000’s) - basic	31,020	30,647		30,996	30,628
Average shares outstanding (000’s) - diluted	31,336	30,762		31,309	30,732

Dividends	$6,842	$6,589		$13,669	$13,150
Per share	$0.220	$0.215	2.3%	$0.440	$0.430	2.3%

* 2003 figures have been revised to reflect discontinued operations

CARLISLE COMPANIES INCORPORATED
Comparative Condensed Consolidated Balance Sheet

(In thousands)

	June 30 2004	December 31, 2003*
Assets
Current Assets
Cash and cash equivalents	$17,194	$26,848
Receivables	260,021	213,524
Inventories	283,527	259,290
Prepaid expenses and other	76,628	75,123
Current assets held for sale	9,074	9,596
Total current assets	646,444	584,381
Property, plant and equipment, net	444,359	449,271
Other assets	421,276	398,243
Non-current assets held for sale	5,107	5,014
	$1,517,186	$1,436,909

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$7,632	$7,505
Accounts payable	208,579	176,335
Accrued expenses	155,207	153,005
Current liabilities associated with assets held for sale	2,828	2,498
Total current liabilities	374,246	339,343
Long-term debt	287,375	294,581
Other liabilities	170,654	171,055
Shareholders’ equity	684,911	631,930
	$1,517,186	$1,436,909

* Reflects reclassification of assets held for sale

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Statement of Cash Flows

For the six months ended June 30,
(In thousands)

	2004	2003*
Operating activities
Net income	$61,086	$45,654
Reconciliation of net earnings to cash flows:
Loss from discontinued operations, net of tax	3,091	275
Depreciation and amortization	30,019	30,456
Loss on equity investments	2,650	2,433
Foreign exchange gain	—	(1,699)
Deferred taxes	1,654	405
(Gain) loss on investments, property and equipment, net	(1,741)	52
Receivables under securitization program	38,000	—
Working capital	(78,833)	(46,996)
Other	732	1,210
Net cash provided by operating activities	56,658	31,790
Investing activities
Capital expenditures	(35,804)	(17,640)
Acquisitions, net of cash	(32,230)	(32,727)
Proceeds from investments, property and equipment	13,914	982
Other	231	130
Net cash used in investing activities	(53,889)	(49,255)
Financing activities
Net change in short-term debt and revolving credit lines	171	33,536
Reductions of long-term debt	(1,964)	(1,692)
Dividends	(13,669)	(13,150)
Treasury shares and stock options, net	3,358	2,759
Other	—	(878)
Net cash (provided by) used in financing activities	(12,104)	20,575
Net cash used in discontinued operations	(220)	(116)
Effect of exchange rate changes on cash	(99)	(904)
Change in cash and cash equivalents	(9,654)	2,090
Cash and cash equivalents
Beginning of period	26,848	34,768
End of period	$17,194	$36,858

* Reflects reclassification of cash flows from discontinued operations